Exhibit 2.2

FIRST AMENDMENT TO PURCHASE AND SALE AGREEMENT

This First Amendment to Purchase and Sale (this “Amendment”) is entered into by and between Newfield Exploration Company, a Delaware corporation, and Newfield Exploration Gulf Coast LLC, a Texas limited liability company (collectively, “Newfield” or “Seller”), whose address is 363 N. Sam Houston Parkway East, Suite 100, Houston, Texas 77060-2405, and W&T Offshore, Inc., a Texas corporation (“W&T” or “Buyer”), whose address is Nine Greenway Plaza, Suite 300, Houston, Texas 77046.

RECITALS:

WHEREAS, Seller and Buyer have heretofore entered into that certain Purchase and Sale Agreement, dated September 17, 2012 (the “Agreement”), wherein Seller agreed to sell, and Buyer agreed to buy, certain oil and gas interests and associated assets as more fully described therein (all capitalized terms used herein but not defined herein shall be as defined in the Agreement); and

WHEREAS, Seller and Buyer now desire to amend the Agreement in certain respects all as more specifically provided for in this Amendment.

NOW THEREFORE, in consideration of the mutual promises contained herein, the benefits to be derived by each party hereunder, as well as other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Seller and Buyer do hereby agree as follows:

1.	The terms and provisions of Section 2.04(c) are replaced in their entirety by the following:

Seller shall prepare, in accordance with this Agreement and generally accepted accounting principles, and deliver to Buyer a settlement statement (the “Preliminary Settlement Statement”) no later than the day before Closing for Buyer’s review. The Preliminary Settlement Statement shall set forth the Adjusted Purchase Price and each adjustment, the calculation of such adjustment used to determine such amount and reasonably sufficient documentation, to the extent in Seller’s possession, to support such adjustment and the related calculation. To the extent any adjustment to the Adjusted Purchase Price as contemplated by this Agreement is not set forth in the Preliminary Settlement Statement, such adjustment shall be provided for in the Final Settlement Statement. In preparing the Preliminary Settlement Statement, Seller shall use actual costs and revenues, except where unavailable, whereupon Seller will use reasonable estimates of such costs and revenues. The Preliminary Settlement Statement shall also contain wire transfer instructions concerning the payment to Seller of the Adjusted Purchase Price at Closing.

2.	As of the date of execution of this Amendment, those Assets more particularly referenced on Attachment “A” attached hereto are subject to a Preference Right that has not yet been waived and the time to make an election with respect to such Preference Right has not yet expired (collectively, the “Open Preference Right Assets”). At Closing, Seller and Buyer will execute an escrow agreement utilizing the form attached hereto as Attachment “B” (the “Escrow Agreement”) and to place into escrow pursuant to said Escrow Agreement the Conveyances and related governmental forms pertaining to the Open Preference Right Assets, together with the Allocated Value attributable thereto adjusted pursuant to the Agreement as reflected on the Preliminary Settlement Statement, all as contemplated by the terms and provisions of Section 7.05(a) of the Agreement and as specifically provided for in the Escrow Agreement.

3.	Section 9.01 of the Agreement is amended, to the extent necessary, to change the Closing location and date to the offices of Seller located at 363 N Sam Houston Parkway East, Suite 100, Houston, Texas 77060-2405, at 9:00 a.m. (local Houston, Texas time) on or before October 5, 2012 (the “Closing Date”), or such other location and date mutually acceptable to Seller and Buyer.

4.	Exhibit “A-2” to the Agreement is replaced, in its entirety, with Exhibit “A-2” attached hereto as Attachment “C”.

5.	For purposes of the provisions set forth in Section 2.01 and Section 9.02(a) with regard to the Seller MC 800 ORR, Seller designates Newfield Gulf of Mexico Royalties LLC as the entity to whom Buyer will convey the Seller MC 800 ORR pursuant to the transfer attached to the Agreement as Exhibit “B”.

Except to the extent modified by this Amendment, the Agreement remains in full force and effect as originally executed.

This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute but one instrument.

[Signature Page follows]

IN WITNESS WHEREOF, this Amendment has been dully executed by each of Seller and Buyer as of the 5th day of October, 2012.

SELLER:		BUYER:

Newfield Exploration Company		W&T Offshore, Inc.

By:	/s/ W. Mark Blumenshine	By:	/s/ Jamie L. Vasquez
	W. Mark Blumenshine Vice President – Land		Jamie. L. Vazquez President

Newfield Exploration Gulf Coast LLC

By:	/s/ W. Mark Blumenshine
W. Mark Blumenshine Vice President – Land

Attachment “A” to

First Amendment to Purchase and Sale Agreement

West Delta Block 72 OCS – G 01082 & West Delta Block 73 OCS – G 01083

Offshore Operating Agreement dated effective December 1, 2009 between Newfield Exploration Company and ExxonMobil Corporation

Covers:	All of Seller’s interest in West Delta Block 72 OCS – G 01082 and West Delta Block 73 OCS – G 01083

Period:	30 days

Parties:	West Delta Block 72 OCS – G 01082 – N/2 S/2; N/2 N/2 S/2 S/2 from the surface to 12,013 SSTVD

ExxonMobil Corporation

West Delta Block 73 OCS – G 01083 – NW/4 N/2 SW/4 from the surface to 12,013 SSTVD

ExxonMobil Corporation

Attachment “B” to

First Amendment to Purchase and Sale Agreement

[Attach the form of Escrow Agreement]

ESCROW AGREEMENT

This Escrow Agreement (“Agreement”) is dated as of October 5, 2012, by and between Newfield Exploration Company, a Delaware corporation, and Newfield Exploration Gulf Coast LLC, a Texas limited liability company (collectively, “Newfield” or “Seller”), whose address is 363 N. Sam Houston Parkway East, Suite 100, Houston, Texas 77060-2405, W&T Offshore, Inc., a Texas corporation (“W&T” or “Buyer”), whose address is Nine Greenay Plaza, Suite 300, Houston, Texas 77046, and Gieger, Laborde & Laperouse, L.L.C. (“Escrow Agent”), a Louisiana limited liability company. Each of Seller, Buyer and Escrow Agent is referred to hereafter as a “Party” and collectively, as the “Parties”).

W I T N E S S E T H:

1.

WHEREAS, reference is hereby made for all purposes to that certain Purchase and Sale Agreement, executed by and between Newfield, as seller, and W&T, as buyer, dated September 17, 2012, as amended by First Amendment to Purchase and Sale Agreement, dated October 5, 2012, pertaining to the sale and purchase of the Assets, all as more particularly described therein (the “PSA”). All capitalized terms used herein but not defined herein shall have the same meaning as set forth in the PSA.

2.

WHEREAS, as of the Closing Date provided for in the PSA, certain of the Assets more particularly referenced on Attachment “A” attached hereto, are subject to a Preference Right that has not been waived and the time to make an election with respect to such Preference Right has not expired as of the Closing Date (collectively, the “Open Preference Right Assets”). Thus, as contemplated by the provisions of the PSA, particularly Section 7.05(a) of the PSA, the Conveyances executed by Seller and Buyer pertaining to the Open Preference Right Assets, together with associated governmental forms executed in connection therewith (collectively, the “Preference Right Documents”), and the Allocated Value attributable thereto adjusted pursuant to the PSA as reflected on the Preliminary Settlement Statement (the “Preference Right Values”), shall be placed into escrow with the Escrow Agent, pursuant to the terms and provisions of this Agreement, until such time as the open Preference Right of concern has either been waived, timely exercised by the holder(s) thereof, or the period in which to exercise the open Preference Right has expired without being exercised.

3.

WHEREAS, for purposes of this Agreement, the Preference Right Values to be deposited with the Escrow Agent shall be deposited into that certain account established by Escrow Agent at Capital One Bank, New Orleans, Louisiana (the “Bank”), reflecting the following information (“Escrow Account”):

Account Name:	Gieger, Laborde & Laperouse Client Trust Account (Newfield/W&T Open Preference Right Escrow)
Account No.:	2082220456
Bank ABA #:	065000090
Bank Mailing Address:	P.O. Box 61540
New Orleans, Louisiana 70161
Bank Officer:	John Morton
Telephone No.:	504-533-5152

All monetary sums (including the Preference Right Values, and all accrued interest) held by Escrow Agent in the Escrow Account pursuant to this Agreement shall be known as the “Escrow Amount”.

4.

NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements contained herein, the Parties hereby agree as follows:

A.	Appointment of Escrow Agent. Seller and Buyer hereby appoint Escrow Agent to act under the terms of this Agreement and Escrow Agent hereby accepts such appointment.

B.	Delivery of Preference Right Documents. Simultaneously and in connection with the Closing, Seller and Buyer have delivered to Escrow Agent the Preference Right Documents.

C.	Delivery of Preference Right Values. Simultaneously and in connection with the Closing, Buyer has delivered to Escrow Agent by wire transfer into the Escrow Account a monetary sum equal to the Preference Right Values.

D.	Disbursement of Preference Right Documents and Preference Right Values.

(1)	In the event the holder of the Preference Right with respect to the Open Preference Right Assets timely elects to acquire such Asset, upon joint written instructions from Seller and Buyer of such third party’s election to acquire the Open Preference Right Assets, Escrow Agent shall immediately destroy the Preference Right Documents pertaining to such Open Preference Right Asset and shall distribute to Buyer the Preference Right Values, and all accrued interest thereto, deposited into the Escrow Account attributable to such Open Preference Right Asset, pursuant to Buyer’s wire transfer instructions attached hereto as Attachment “B”.

(2)	In the event the Preference Right associated with the Open Preference Right Asset is waived by the holder thereof or is not timely exercised by such holder, upon joint written instructions from Seller and Buyer, Escrow Agent shall distribute the Preference Right Documents to Seller and Buyer as contemplated by the PSA and distribute to Seller, by wire transfer, the Preference Right Value, and all accrued interest thereto, pursuant to Seller’s wire transfer instructions attached hereto as Attachment “B”.

(3)	Notwithstanding anything to the contrary set forth in this Agreement, in the event joint written instructions are not received from Seller and Buyer on or before October 31, 2012 at 11:59 p.m. (Central Standard Time) to distribute, or to delay the distribution of, all Preference Right Documents and all Preference Right Values, together with accrued interest, held in escrow by the Escrow Agent, Escrow Agent shall have the right to institute a petition or interpleader in any court of competent jurisdiction to determine the rights of Seller and Buyer hereto and to deposit into the registry of such court the Escrow Amount and the Preference Right Documents.

(4)	Attachment “C” reflects joint written instructions for use in connection with subparagraph (1) and subparagraph (2) above.

5.

Should any controversy arise involving the Parties, or any Party, or any other person, firm or entity with respect to the Escrow Amount, or if Escrow Agent should be in doubt as to what action to take with respect to the distribution of the Escrow Amount, Escrow Agent shall have the right, but not the obligation, to institute a petition or interpleader in any court of competent jurisdiction to determine the rights of the Parties hereto, to deposit into the registry of such court the Escrow Amount and thereupon be relieved of any further responsibilities thereunder.

6.

The duties and responsibilities of the Escrow Agent shall be limited to those expressly set forth herein. It is agreed that the duties of the Escrow Agent are only such as are herein specifically provided, being purely ministerial in nature, and that it shall incur no liability whatsoever except for willful misconduct or gross negligence.

7.

Escrow Agent shall not be personally liable for any act taken or omitted hereunder if taken or omitted by it in good faith and in the exercise of its own best judgment. Escrow Agent shall also be fully protected in relying upon any written notice, demand, certificate, or document which it in good faith believes to be genuine.

8.

Escrow Agent shall be under no responsibility in respect of the funds deposited with it other than faithfully to follow the instructions contained herein. It may advise with counsel and shall be fully protected in any action taken in good faith, in accordance with such advice. It shall not be required to defend any legal proceedings that may be instituted against it in respect of the subject matter of these instructions unless requested so to do by all of the remaining Parties, and shall be indemnified to its satisfaction against the cost and expense of such defense. It shall be fully protected in acting in accordance with written instructions given to it hereunder and believed by it to have been signed by the proper parties.

9.

All Parties to this Agreement recognize, acknowledge and agree that the Federal Deposit Insurance Corporation (“FDIC”) coverages apply only to a maximum amount of $250,000.00 for each individual depositor, and further that certain banking instruments such as, but not limited to, repurchase agreements and letters of credit are not covered at all by FDIC insurance. Escrow Agent assumes no responsibility for, and Seller and Buyer shall not hold Escrow Agent liable for, any loss occurring which arises from the fact that the amount in the Escrow Account may cause the aggregate amount of any individual depositor’s accounts to exceed $250,000.00 and that the excess amount is not insured by the FDIC, or that FDIC insurance is not available on certain types of bank instruments.

10.

Seller and Buyer promise and agree to indemnify and save the Escrow Agent harmless from any claims, liabilities, judgments, attorneys’ fees, and other expenses of every kind and nature that may be incurred by it by reason of its acceptance of, and its performance under, this Agreement.

11.

All of the terms and conditions in connection with the Escrow Agent’s duties and responsibilities, and the rights of the parties or anyone else, are contained in this Agreement, and the Escrow Agent is not expected to be required to be familiar with the provisions of any other instrument or agreement and shall not be charged with any responsibility or liability in connection with the observance or non-observance by anyone of the provisions of any such instrument or agreement.

12.

All claims, notices, requests, demands, or other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered or mailed, first class, certified mail, postage prepaid, or by facsimile, or electronic transmission, with receipt or reply confirmed:

(a)	If to Seller:

Newfield Exploration Company
363 N. Sam Houston Parkway East, Suite 100
Houston, Texas 77060-2405
Attn: Gary Walker
Telephone: (281) 405-4245
Facsimile: (281) 405-4242
E-Mail: gwalker@newfield.com

With a copy to:

Newfield Exploration Company
4 Waterway Square Place, Suite
The Woodlands, Texas 77380
Attn: John D. Marziotti
Telephone: (281) 210-5219
Facsimile: (281) 210-3427
E-Mail: jmarziotti@newfield.com

(b)	If to Buyer:

W&T Offshore, Inc.
Nine Greenway Plaza, Suite 300
Houston, Texas 77046
Attn: Jesus G. Melendrez
Telephone: (713) 297-8011
Facsimile: (713) 583-2156
E-Mail: jmelendrez@wtoffshore.com

With a copy to:

W&T Offshore, Inc.
Nine Greenway Plaza, Suite 300
Houston, Texas 77046
Attn: Thomas F. Getten
Telephone: (713) 624-7296
Facsimile: (713) 583-2156
E-Mail: tgetten@wtoffshore.com

(c)	If to Escrow Agent:

Gieger, Laborde & Laperouse, L.L.C.
Suite 4800, One Shell Square
701 Poydras Street
New Orleans, Louisiana 70139
Attn: Lambert M. Laperouse
	Telephone:	(504) 654-1333
	Facsimile:	(504) 561-1011

or at such other address as the parties may furnish to the Escrow Agent in writing.

13.

This Agreement shall terminate and be of no further force and effect from and after the date that final distribution has been made hereunder.

14.

This Agreement shall be binding upon, and inure to the benefit of, the parties and their respective successors and assigns, and shall be governed by and construed in accordance with the laws of the State of Louisiana.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives effective as of the day and year first above written.

SELLER:	BUYER:

Newfield Exploration Company	W&T Offshore, Inc.

By:	By:
W. Mark Blumenshine Vice President – Land	Jamie L. Vazquez President

Newfield Exploration Gulf Coast LLC	ESCROW AGENT:

By:	Gieger, Laborde & Laperouse, L.L.C.
W. Mark Blumenshine Vice President – Land	By:
Lambert M. Laperouse
Member

ATTACHMENT “A”

to Escrow Agreement

Dated October 5, 2012, by and between

Newfield Exploration Company, Newfield Gulf Coast Exploration LLC, W&T Offshore,

Inc., and Gieger, Laborde & Laperouse, L.L.C.

A.	Description of Open Preference Right Assets:

West Delta Block 72 OCS – G 01082 & West Delta Block 73 OCS – G 01083

Offshore Operating Agreement dated effective December 1, 2009 between Newfield Exploration Company and ExxonMobil Corporation

Covers:	All of Seller’s interest in West Delta Block 72 OCS – G 01082 and West Delta Block 73 OCS – G 01083

Period:	30 days

Parties:	West Delta Block 72 OCS – G 01082 – N/2 S/2; N/2 N/2 S/2 S/2 from the surface to 12,013 SSTVD

ExxonMobil Corporation

West Delta Block 73 OCS – G 01083 – NW/4 N/2 SW/4 from the surface to 12,013 SSTVD

ExxonMobil Corporation

B.	Identification of Preference Right Documents:

[Attach copy of documents]

C.	Preference Right Values: $7,669,313.00

ATTACHMENT “B”

to Escrow Agreement

Dated October 5, 2012, by and between

Newfield Exploration Company, Newfield Gulf Coast Exploration LLC, W&T Offshore,

Inc., and Gieger, Laborde & Laperouse, L.L.C.

Wiring Instructions

If to Seller:

Seller’s Bank:	Wells Fargo Bank, N.A.
ABA Number:	#121000248
Account Name:	Newfield Exploration Company Master Account
Account Number:	#4121462584

If to Buyer:

Buyer’s Bank:	Amegy Bank of Texas
ABA Number:	113011258
Account Name:	W&T Offshore, Inc.
Account Number:	51581996

ATTACHMENT “C”

to Escrow Agreement

Dated October 5, 2012, by and between

Newfield Exploration Company, Newfield Gulf Coast Exploration LLC, W&T Offshore,

Inc., and Gieger, Laborde & Laperouse, L.L.C.

Joint Instructions to Escrow Agent

The undersigned parties, Newfield Exploration Company and Newfield Exploration Gulf Coast LLC (collectively, “Newfield”) and W&T Offshore, Inc. (“W&T”), direct Gieger, Laborde & Laperouse, L.L.C. (“Escrow Agent”), pursuant to the terms and provisions of that certain Escrow Agreement, dated October 5, 2012, executed by and among Newfield, W&T and Escrow Agent (the “Agreement”), to transfer all or a portion of the Escrow Amount and/or the Preference Right Documents as follows (all capitalized terms used herein but not defined herein shall be as defined in the Agreement or in the PSA referred to therein):

(a)	Escrow Agent is to immediately destroy the Preference Right Documents pertaining to Open Preference Right Asset and disburse to W&T the Preference Right Values, together with all accrued interest, in accordance with W&T’s wire transfer instructions set forth in the Agreement; or

(b)	Escrow Agent is to immediately distribute the Preference Right Documents pertaining to the Open Preference Right Asset to Newfield and W&T and distribute to Newfield the Preference Right Value, together with all accrued interest relating thereto, associated with such Open Preference Right Asset in accordance with Newfield’s wire transfer instructions set forth in the Agreement; or

(c)	[Note: Newfield and W&T can jointly instruct the Escrow Agent in any other mutually acceptable manner with respect to the Preference Right Documents and the Preference Right Value.]

Newfield Exploration Company	W&T Offshore, Inc.

By:	By:
Name:	Name:
Title:	Title:
Date:	Date:

Newfield Exploration Gulf Coast LLC

By:
Name:
Title:
Date:

Attachment “C” to

First Amendment to Purchase and Sale Agreement

[Attach revised Exhibit “A-2”]